Filed pursuant to Rule 424(b)(3)

Registration No. 333-43522

PRICING SUPPLEMENT NO. 20

to the

Prospectus dated August 28, 2000

And the Prospectus Supplement dated September 6, 2000

UNIVERSAL CORPORATION

$400,000,000

Medium-Term Notes, Series B

The date of this Pricing Supplement is November 5, 2002. On September 6, 2000, Universal Corporation commenced a continuous medium term note offering under a prospectus dated August 28, 2000 and a prospectus supplement dated September 6, 2000 (together, the “Prospectus”). This Pricing Supplement should be read in conjunction with the Prospectus, which more fully describes Universal Corporation, the medium term note program and the notes offered pursuant thereto. The securities offered under Universal Corporation’s medium term note program have been registered with the United States Securities and Exchange Commission (“SEC”). Copies of the Prospectus are available to the public through the SEC’s Internet site at http://www.sec.gov.

The notes being purchased have the following terms:

PRINCIPAL AMOUNT:	$15,000,000

STATED MATURITY:	September 15, 2009

SPECIFIED CURRENCY:	U.S. Dollars

FIXED INTEREST RATE:	6.0% per annum

ORIGINAL ISSUE DATE:	November 8, 2002

CUSIP:	91345H AQ 8

PRICE TO PUBLIC:	99.793%, plus accrued interest from and including September 3, 2002 to but excluding the date from which the notes are issued

AUTHORIZED DENOMINATIONS:	Minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

AGENT:	WACHOVIA SECURITIES, INC.

AGENTS’ COMMISSION:	0.625%

NET PROCEEDS TO UNIVERSAL CORPORATION:	$14,875,200 plus accrued interest

THIS OFFERING IS TO BE CONSOLIDATED AND FORM A SINGLE ISSUE WITH THE $25,000,000 6.0% NOTES DUE SEPTEMBER 15, 2009 ISSUED ON SEPTEMBER 3, 2002, $10,000,000 6.0% NOTES DUE SEPTEMBER 15, 2009 ISSUED ON SEPTEMBER 12, 2002, $5,000,000 6.0% NOTES DUE SEPTEMBER 15, 2009, ISSUED ON SEPTEMBER 24, 2002, $10,000,000 6.0% NOTES DUE SEPTEMBER 15, 2009, ISSUED ON OCTOBER 31, 2002, $5,000,000 6.0% NOTES DUE SEPTEMBER 15, 2009, ISSUED ON NOVEMBER 4, 2002 AND THE NOTES OFFERED ON NOVEMBER 4, 2002 PURSUANT TO PRICING SUPPLEMENT NO. 19, EACH HAVING THE SAME TERMS AS THE NOTES BEING PURCHASED HEREUNDER.

THIS OFFERING IS SUBJECT TO REOPENING AT A LATER TIME TO OFFER ADDITIONAL NOTES HAVING THE SAME TERMS AS THE NOTES BEING PURCHASED.

DEPOSITARY: DTC

FORM OF NOTE:

—    global registered book-entry form only:    Yes

—    non-global form available:    Upon certain events as described in the Prospectus

—    bearer note:    No

REDEMPTION AND REPAYMENT: Not redeemable or repayable prior to stated maturity

FIXED RATE SECURITIES:

—    annual rate:                       6.00% per annum

—    interest payment dates:     each March 15 and September 15, commencing March 15, 2003

—    regular record dates:         the close of business on each March 1 or September 1 immediately preceding an interest payment date

—    calculation agent:              JPMorgan Chase Bank

DEFEASANCE AND COVENANT DEFEASANCE:

The Company may effect defeasance or covenant defeasance with respect to the notes upon meeting certain conditions as described in the Prospectus.

OTHER INFORMATION:

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of the Prospectus, the Prospectus Supplement or this Pricing Supplement. Any representation to the contrary is a criminal offense.

Terms used and not defined herein but defined in the Prospectus Supplement and Prospectus are used herein as therein defined.

UNIVERSAL CORPORATION

Pricing Supplement dated November 5, 2002